Exhibit 10.17

AGREEMENT OF LIMITED PARTNERSHIP

OF

TELESOURCE INTERNATIONAL, INC./

SAYED HAMID BEHBEHANI & SONS CO., JOINT VENTURE, L.P.

This Agreement of Limited Partnership (“Partnership Agreement”) of Telesource International, Inc./Sayed Hamid Behbehani & Sons, Co., Joint Venture, L.P., an Illinois limited partnership (the “Partnership”), is made and entered into by and among Telesource International, Inc., as general partner, on behalf of itself and its wholly-owned subsidiaries Telesource CNMI, Inc. and Telesource, Fiji, Ltd. (the “General Partner”), and Sayed Hamid Behbehani & Sons, Co., as the limited partner (the “Limited Partner”).

ARTICLE 1
FORMATION OF THE PARTNERSHIP

The parties agree and do hereby enter into a limited partnership under and pursuant to the provisions of the Uniform Limited Partnership Act of the State of Illinois (the “Act”), as amended, and the rights and liabilities of the Partners shall be as provided therein except as otherwise expressly provided in this Partnership Agreement.

ARTICLE 2
NAME AND PRINCIPAL OFFICE

2.1.          Name.  The Partnership shall be conducted under the name of Telesource International, Inc./Sayed Hamid Behbehani & Sons, Co., Joint Venture, L.P. or such other name as may from time to time be determined by the General Partner.

2.2.          Principal Office.  The principal office and place of business of the Partnership shall be located at 860 Parkview Boulevard, Lombard, Illinois 60148 or such other place as the General Partner(s) may from time to time designate.

2.3.          Registered Agent and Address.  The registered agent and registered address of the Partnership shall be Nidal Zayed, 860 Parkview Boulevard, Lombard, Illinois 60148.

ARTICLE 3
PURPOSE

The Partnership is organized for the purposes of purchasing, maintaining, operating, managing, leasing, selling and developing real property, as well as performing design/build construction projects for the U.S. Government, and engaging in other lawful acts or activities consistent with the foregoing for which limited partnerships may be organized under the Act. The purposes of the Partnership may be carried out through activities conducted by the Partnership or through investments in any other Person. “Person” means any individual, partnership (whether general or limited and whether domestic or foreign, limited liability company, corporation, trust, estate, association, custodian, nominee, and other entity.

ARTICLE 4
TERM AND FISCAL YEAR

4.1.          Term.  The Partnership shall be effective the 15th day of March, 2006 and shall continue in existence until terminated pursuant to the provisions of Article 12 of this Partnership Agreement.

4.2.          Fiscal Year.  The fiscal year of the Partnership shall be the calendar year.

ARTICLE 5
CAPITAL

5.1.          Original Capital Contributions.  The Partners have or shall contribute to the Partnership as capital that cash or other property listed on Exhibit A hereto.  The initial value of each Partner’s initial capital contribution shall be as set forth opposite such Partner’s name on Exhibit A hereto.

5.2.          Return of Capital Contributions.  Except as specifically provided in this Partnership Agreement, a Partner shall not be entitled to the return of his capital contribution to the Partnership.

5.3.          Capital Accounts.

5.3.1        A separate Capital Account will be maintained for each Partner in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv) and 1.704-2, as amended.  Each Partner’s Capital Account will be increased by (1) the amount of money contributed by such Partner to the Partnership; (2) the fair market value of property contributed by such Partner to the Partnership (net of liabilities secured by such property that the Partnership  assumes or takes subject to for purposes of Code Section 752); and (3) allocations to such Partner of Partnership profits and other allocations to such Partner of items of Partnership  income or gain.  Each Partner’s Capital Account will be decreased by (1) the amount of money distributed to such Partner by the Partnership; (2) the fair market value of property distributed to such Partner by the Partnership (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to under Code Section 752); and (3) allocations to such Partner of Partnership losses and other allocations to such Partner of items of Partnership loss or deduction.  The Partnership may, upon the occurrence of the events specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of Treasury Regulations Sections 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(g) to reflect a revaluation of Partnership property.

5.3.2        For purposes of computing the amount of any item of Partnership income, gain, loss or deduction to be reflected in the Partners’ Capital Accounts and to be allocated pursuant to Article 6 of this Agreement, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose), provided that:

5.3.2.1         The computation of all items of income, gain, loss and deduction shall include income and expense of the Partnership that is exempt from federal income tax and also those items described in Code Section 705(a)(1)(B) or Treasury Regulations Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includible in gross income or deductible for federal income tax purposes;

5.3.2.2         If the book value of any Partnership property is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from a disposition of such property;

5.3.2.3         Items of income, gain, loss or deduction attributable to the disposition of Partnership property having a book value that differs from its adjusted basis for federal income tax purposes shall be computed by reference to the book value of such property;

5.3.2.4         Items of depreciation, amortization and other cost recovery deductions with respect to Partnership property having a book value that differs from its adjusted basis for federal income tax purposes shall be computed by reference to the book value of such property in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g);

5.3.2.5         To the extent an adjustment pursuant to Code Section 732(d), 734(b) or 743(b) to the adjusted tax basis of any Company property is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the tax basis) or loss (if the adjustment decreases the tax basis); and

5.3.2.6         Items of Company income, gain, loss or deduction which are specially allocated pursuant to Section 6.2 shall be determined in the same manner as Company Profits and Company Losses, but such specially allocated items shall not be taken into account in computing Company Profits and Company Losses.

5.3.3        The rules set forth in this Article 5 are intended to comply with the requirements of the Code and Treasury Regulations.  If, in the opinion of the General Partner, the rules set forth in this Section 5.3 must be modified in order for the Partnership to comply with the requirements of the Code or the Treasury Regulations, then the method in which Capital Accounts are maintained shall be so modified.

5.4.          Additional Capital Contributions or Limited Partners.  The Partners shall not be required to make additional capital contributions.  No capital contribution may be made by any Partner without the consent of the General Partner(s).  The General Partner(s) may, but are not required, to admit additional Limited Partners provided such person is a Permitted Transferee as provided in Section 10.2 and enters into this Partnership Agreement. The value of the capital contribution and the Capital Accounts shall be determined by the General Partner(s) in accordance with Section 5.3.

5.5.          Interest on Capital Contributions.  The Partnership shall not pay interest on capital contributions.

5.6.          Liability of Members.  Except as required under the Act or any other provision of this Agreement, no Partner shall have any obligation to restore any portion of any Capital Account deficit or to contribute to the capital of the Partnership.

ARTICLE 6
ALLOCATION OF PROFITS AND LOSSES

6.1.          Allocation of Profits and Losses.  Except as otherwise provided in Section 6.2, the profits and losses of the Partnership and each item of income, gain loss, deduction or credit of the Partnership for any fiscal year shall be allocated among the Partners such that, as of the end of such fiscal year, the Capital Account of each Partner shall equal (a) the amount which would be distributed to him or it or for which they would be liable to the Partnership under the Act, determined as if the Partnership were to (i) liquidate the assets of the Partnership for an amount equal to their book value and (ii) distribute the proceeds of such liquidation to the Partners in accordance with Section 12.4 minus (b) the sum of (i) such Partner’s share of Partnership Minimum Gain (as determined according to Treasury Regulation Sections 1.704-2(d) and (g)(3)) and such Partner’s partner minimum gain (as determined according to Treasury Regulation Section 1.704-2(i)) and (ii) the amount, if any, which such Partner is obligated to contribute to the capital of the Partnership as of the last day of such fiscal year.

6.2.          Special Allocations.  The following special allocations will be made in the following order:

6.2.1        Partnership Minimum Gain Chargeback.  Except as otherwise provided in Section 1.704-2(f) of the Treasury Regulations, notwithstanding any other provision of this Article 6, if there is a net decrease in Partnership Minimum Gain during any fiscal year, each Partners shall be specially allocated items of Partnership income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g).  For purposes of this agreement, the term “Partnership Minimum Gain” shall have the same meaning ascribed to that tern in Section 1.704-2(d) of the Treasury Regulations.  Allocations pursuant to this Section 6.2.1 shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto.  The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Treasury Regulations.  This Section 6.2.1 is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

6.2.2        Partner Minimum Gain Chargeback.  Except as otherwise provided in Section 1.704-2(i)(4) of the Treasury Regulations, notwithstanding any other provision of this Article 6, if there is a net decrease in Partner Minimum Gain attributable to a Partner Non-Recourse Debt during any fiscal year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Non-Recourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Treasury Regulations, shall be specially allocated items of Partnership income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Partner’s share of the net decrease in Partner Minimum Gain attributable to such Partner Non-Recourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(4). For purposes of this agreement, the term “Partner Minimum Gain” shall have the same meaning ascribed to that tern in Section 1.704-2 of the Treasury Regulations and the term “Partner Non-Recourse Debt” shall have the same meaning ascribed to that tern in Section 1.704-2(b)(4) of the Treasury Regulations.   Allocations pursuant to this Section 6.2.2 shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto.  The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Treasury Regulations.  This Section 6.2.2 is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Treasury Regulations and shall be interpreted consistently therewith.

6.2.3        Qualified Income Offset.  In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5) or Section 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations, items of Partnership income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, such Partner’s Deficit Capital Account.   For purposes of this Agreement, the term “Deficit Capital Account” shall mean with respect to any Partner, the deficit balance (if any) in such Partner’s Capital Account as of the end of the fiscal year, after giving effect to the following adjustments: (i) credit to such Capital Account any amount which such Partner is treated as being obligated to restore under Treasury Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the penultimate sentence of Treasury Regulations Section 1.704-2(g)(1) and (i)(5), after taking into account any changes during the period in Partnership Minimum Gain and in the Partner Minimum Gain; and (ii) debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(ii)(d)(4), (5) and (6).   This definition of “Deficit Capital Account” is intended to comply with Treasury Regulations Sections 1.704-1(b)(2)(ii)(d) and 1.704-2, and shall be construed in a manner consistent with those provisions.

6.2.4        Gross Income Allocation.  In the event any Partner has a Deficit Capital Account at the end of any fiscal year, each such Partner shall be specially allocated items of Partnership income and gain in the amount of such Deficit Capital Account as quickly as possible, provided that an allocation pursuant to this Section 6.2.4 shall be made only if and to the extent that such Partner would have a Deficit Capital Account after all other allocations provided for in this Article 6 (other than Section 6.2.3) have been made.

6.2.5        Partner Non-recourse Deductions.  Partner Non-recourse Deductions for any fiscal year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Non-recourse Debt to which such Partner Non-recourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

6.2.6        Curative Allocations.

6.2.6.1         The special allocations required under this Section 6.2 are intended to comply with the Treasury Regulations.  It is the intent of the Partnership and each of the Partners that all special allocations made pursuant to Section 6.2.1 through Section 6.2.6 shall be offset either with other special allocations made pursuant to Section 6.2.1 through Section 6.2.6 or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 6.2.6.  Therefore, the General Partner may, in its sole discretion, make, pursuant to this Section 6.2.6, such offsetting special allocations of Partnership income, gain, loss or deduction in any manner the General Partner determines to be appropriate, consistent with the goal that each Partner’s Capital Account balance be, to the extent possible, equal to the Capital Account balance such Partner would have had in the absence of any allocations pursuant to Section 6.2.1 through Section 6.2.6.

6.2.6.2         The Partners expect and intend that upon the liquidation of the Partnership, after giving effect to all contributions and all allocations for all periods, each Partner’s Capital Account will have a positive balance equal to the amount of proceeds distributable to such Partner.  If in the opinion of the General Partner this intended result would not be achieved without modification of the allocations required under this Article 6, then the allocations required under this Article 6 shall be modified in a manner consistent with Treasury Regulations Section 1.704-1(b) and 1.704-2 to the extent necessary to cause each Partner’s Capital Account to have a balance equal to the amount of proceeds distributable to such Partner upon the liquidation of the Partnership.

6.2.6.3         If the General Partner determines that the allocation of any item of Partnership income, gain, loss, deduction or credit is not specified in this Article 6 (an “unallocated item”), or that the allocation of any item of Partnership income, gain, loss, deduction or credit under this Article 6 is clearly inconsistent with the Partners’ economic interests in the Partnership (determined by reference to the general principles of Treasury Regulations Section 1.704-1(b) and the factors set forth in Treasury Regulations Section 1.704-1(b)(3)(ii) (a “misallocated item”), then the General Partner may allocate such unallocated item, or reallocate such misallocated item, to reflect the Partners’ economic interests in the Partnership.

6.2.7        Allocations Relating to Taxable Issuance of Interests.  Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of partnership interests by the Partnership to a Partner shall be allocated among the Partners so that, to the extent possible, the net amount of such items, together with all other allocations under this Agreement to each Partner, shall be equal to the net amount that would have been allocated to each Partner if such items had not been realized.

6.3           Other Allocation Rules.

6.3.1        Profits and losses of the Partnership, and all other items of Partnership income, gain, loss, deduction and credit shall be determined by the General Partner on a daily, monthly or other basis, using any method permitted under Code Section 706 and the Treasury Regulations.

6.3.2        The Partners are aware of the tax consequences of the allocations required under this Article 6 and each Partner hereby agrees to be bound by the provisions of this Article 6 in reporting such Partner’s share of Partnership income, gain, loss and deduction for federal income tax purposes.

6.3.3        As between a Partner and any permitted (under this Agreement) transferee of all or any portion of such Partner’s Units, profits and losses of the Partnership shall be allocated by the General Partner in a manner intended to comply with Section 706 of the Code and the Treasury Regulations promulgated thereunder. In order to make such an allocation, the General Partner may, in its discretion, close the Partnership’s books on the date of such permitted transfer.

6.4           Allocations Solely For Tax Purposes.

6.4.1        Allocations required under this Section 6.4 are solely for tax purposes and shall not affect any Partner’s Capital Account or any Partner’s share of any distribution from the Partnership.

6.4.2        Allocations of tax credits, tax credit recapture, tax benefit recapture, and any items related thereto shall be allocated to the Partners according to their interests in such items as determined by the General Partner taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

6.4.3        Items of Partnership income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall be allocated among the Partners in accordance with Code Section 704(c) so as to take account of any variance between the tax basis of such property to the Partnership and its book value.

6.4.4        If the book value of any Partnership property is adjusted pursuant to Section 5.3.2, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such Partnership property shall take account of any variation between the tax basis of such Partnership property and its book value in the same manner as required under Code Section 704(c).

ARTICLE 7
DISTRIBUTIONS

7.1           Distributions in General.  The General Partner(s), in its sole discretion, shall determine the total amount of distributions to be made to the Partners and the time for making such distributions.  The Limited Partners hereby waive, relinquish, cancel and disclaim any and all rights, if any, which they may have to request or compel a distribution.  Distributions may be in cash or in kind, or both, and the portion of such shares that is received in cash may vary from Partner to Partner, as the General Partner(s) may determine.  Consistent with the General Partner’s duty of care and loyalty to the Partnership, the General Partner(s), in determining the amount of distributions, shall take into account:

•                                          current needs for operating capital;

•                                          prudent reserves for future operating capital;

•                                          current investment opportunities;

•                                          prudent reserves for future investment opportunities;

•                                          the Partnership’s needs in its business and sums necessary to operate its business until the income from further operations is available

•                                          the amounts of its debts;

•                                          the necessary or advisability of paying its debts, or at least reducing them within the limits of the Partnership’s credit;

•                                          preserving its capital as represented in the Partnership’s property as a fund to protect its creditors; and

•                                          the character of its surplus Property.

7.2           Allocation of Distributions.  The Partnership shall make distributions to the Partners at times and in such aggregate amounts as provided in Section 7.1; provided that such distributions shall be made in the following order and priority:

(a)           First, to the Limited Partners (in the proportion that each Limited Partner’s share of Unpaid Preferred Yield bears to the aggregate Unpaid Preferred Yield with respect to all Limited Partners immediately prior to such Distribution) until the aggregate Unpaid Preferred Yield with respect to all Limited Partners has been reduced to zero; and

(b)           Second, 99% to the General Partner and 1% to the Limited Partners (in proportion to the number of Limited Partners at the time of such distribution).

7.3           Definitions for Distributions.  For purposes of this Article 7, the following definitions shall apply:

“Preferred Yield” means, with respect to each Limited Partner’s interest, the amount accruing on such interest on a daily basis, at 6.5% per annum, compounded on the last day of each calendar quarter, on (a) the Unreturned Capital of such Limited Partner’s interest plus (b) the Unpaid Preferred Yield thereon at the close of the preceding quarter.

“Unpaid Preferred Yield” of any Limited Partner means, as of any date of determination, an amount equal to the excess, if any, of (a) the aggregate Preferred Yield accrued on such Limited Partner’s interest for all periods and partial periods prior to such date, over (b) the aggregate amount of prior distributions made by the Partnership with respect to such Limited Partner’s interest pursuant to Section 7.2(a).

7.4           Withholding.  Notwithstanding any other provision of this Agreement, the Partnership shall comply with all federal withholding requirements with respect to allocations or distributions to Partners that are applicable under the Code or any other federal, state or local law.  In the event that the Partnership is required to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to a Partner (including by reason of Section 1446 of the Code) (the “Withheld Amount”), (i) to the extent that the amount of cash that would otherwise be distributed to the Partner at the time of such withholding (the “Distributable Amount”) equals or exceeds the Withheld Amount, the Withheld Amount shall be treated as a distribution of cash to such Partner, (ii) to the extent that the Distributable Amount is less than the Withheld Amount (a “Withholding Shortfall”), such Partner shall be required to pay the amount of such Withholding Shortfall to the Partnership within 15 days after demand therefor, and (iii) to the extent that a Partner is unable to make any required payment of a Withholding Shortfall on a timely basis, such Withholding Shortfall shall be treated as a loan (a “Partnership Loan”) from the Partnership to the Partner on the day the

Partnership pays over the Withholding Shortfall to the taxing authority and shall bear interest calculated at the Applicable Rate.  A Partnership Loan shall be repaid through setoff by the Partnership with respect to subsequent distributions to the applicable Partner.  In the event that the Partnership withholds any amount from allocations or distributions to any Partner pursuant to this Section 7.2, the Partnership shall indicate the amount withheld to such Partner.

ARTICLE 8
RIGHTS, POWERS AND DUTIES OF THE GENERAL PARTNER(S)

8.1.          Management of Partnership Affairs.  The General Partner(s) shall have full, exclusive and complete discretion in the management and control of the business and affairs of the Partnership and shall make all decisions affecting the Partnership’s business and affairs.  The General Partner(s) shall have all the rights, powers and obligations of a General Partner(s) as provided in the Act and otherwise as provided by law.  If there is more than one General Partner, any action taken by a majority of General Partners (or both General Partners, if there are only two) shall constitute the act of and serve to bind the Partnership; provided, however, that persons dealing with the Partnership are entitled to rely conclusively upon any instrument or direction executed by any one General Partner, and further provided that if the General Partners unanimously select from among themselves a Managing General Partner, that Partner shall have full, exclusive and complete discretion in the management and control of the business and affairs of the Partnership on behalf of the General Partners and shall make all decisions affecting the Partnership’s business and affairs.

8.2.          Powers and Authorities of General Partner(s).  The General Partner(s) is hereby granted the right, power and authority to do on behalf of the Partnership all things which, in its judgment, are necessary, proper or desirable to carry out its duties and responsibilities, including but not limited to the right, power and authority to:

8.2.1.       Incur all reasonable expenditures and pay all obligations of the Partnership;

8.2.2.       To invest and reinvest the partnership property in real estate, bonds, stocks, mortgages, notes, debentures, preferred stocks, voting trust certificates, beneficial interests in land trusts, interests or shares in common trust funds, mutual funds, “open-end” or “closed-end” investment funds or trusts, real estate investment trusts or savings and loan or building and loan associations, oil, gas or other mineral interests or natural resources, commodities, foreign exchange, or other property of any kind, real or personal, suitable for investment;

8.2.3.       To vote in person or by general or limited proxy, or refrain from voting, any corporate securities for any purpose; to exercise or sell any subscription or conversion rights; to consent to and join in or oppose any voting trusts, reorganizations, consolidations, mergers, foreclosures and liquidations and in connection therewith to deposit securities and accept and hold other property received therefor;

8.2.4.       To retain or acquire any business interest, as shareholder(s), security holder, creditor, partner, proprietor or otherwise, even though it may constitute all or a large portion of the partnership property and to participate in the conduct of any business with respect to its management and affairs which an individual could do as owner of the business, including, but not limited to (i) the voting of stock and the determination of all questions of policy; (ii) the execution of partnership agreements and amendments thereto; (iii) the participation in any incorporation, reorganization, merger, consolidation, recapitalization, liquidation, sale or dissolution of any business or any assets of such business or any change in its nature; (iv) the investment of additional capital in, subscription to or purchase of additional stock or securities of, or the making of secured, unsecured or subordinated loans to any business; (v) the election or the employment with compensation of any party (including a Partner or a director or an agent of a Partner) as director, officer, employee or agent of any business.

8.2.5.       Execute any and all documents or instruments of any kind which a General Partner may deem necessary or appropriate for carrying out the purposes of the Partnership, including, without limitation, bids, proposals, contracts with U.S. Federal, State and/or local governments, leases, subleases, easements, deeds, mortgages, and other agreements, documents or instruments of any kind or character or amendments thereto;

8.2.6.       Purchase or lease equipment for Partnership purposes;

8.2.7.       To let or lease all or any portion of any Partnership Property for any purpose and without limit as to the term thereof, whether or not such term (or any renewals thereof) may extend beyond the date of the termination of the Partnership and whether or not the portion so leased is to be occupied by the lessee or, in turn subleased in whole or in part to others;

8.2.8.       Borrow money from individuals, banks and other lending institutions for any Partnership purpose, and pledge any or all of the Partnership Property, and the income therefrom to secure or provide for the repayment of such loans; to obtain replacements of any mortgage or mortgages in whole or in part, refinance, recast, modify, extend or consolidate any mortgage affecting Partnership Property.

8.2.9.       Procure and maintain at the expense of the Partnership with responsible companies such insurance as may be available in such amounts and covering such risks as are appropriate in the judgment of the General Partner(s), including insurance policies insuring the General Partner(s) against liability arising as a result of any action it may take or fail to take in its capacity as general partner of the Partnership;

8.2.10.     To acquire insurance upon the life of any person, including any partner, exercise all rights, powers and privileges accruing to the owner of such insurance policies and use all assets of the Partnership to pay premiums on such life insurance policies.

8.2.11.     Hold title to partnership property in the name of a trustee or nominee chosen by the General Partner(s) if it shall deem such appropriate;

8.2.12.     Receive and disburse proceeds from the sale of Partnership properties; sell or acquire partnership properties for and on behalf of the Partnership on such terms and conditions deemed satisfactory to the General Partner(s); and pay all obligations of the Partnership;

8.2.13.     Employ and dismiss from employment any and all Partnership employees, agents, independent contractors, attorneys and accountants or to enter into any agreement with respect to the management of partnership property. In addition, the General Partner(s) may designate one or more of their affiliates to carry out its duties and responsibilities to the Partnership or to render to the Partnership such services as the General Partner(s) deem necessary to carry out the purposes of the Partnership, including but not limited to, the appointment of any partner or an affiliate as investment managers;

8.2.14.     Supervise the preparation and filing of all Partnership tax returns and make on behalf of the Partnership, such tax elections and determinations as appear to them appropriate; and

8.2.15.     Perform any and all other acts or activities customary or incident to the acquisition, development, improvement, operation and sale of the Partnership Property.

8.3.          Devotion of Time by General Partner(s).  The General Partner(s) shall devote such time to the Partnership business as it, in its discretion, shall deem to be necessary to manage and supervise the Partnership business and affairs in an efficient manner; but nothing in this Partnership Agreement shall preclude the retention, at the expense of the Partnership, of any agent or third party (whether or not such agent or third party is an affiliate of any Partner) to manage or provide other services in respect of the Partnership Property, subject to the control of the General Partner(s).

8.4.          Other Activities.  The General Partner(s) and its affiliates may engage in or possess any interests in other business ventures of any kind, independently or with others, including but not limited to engaging in other ventures having a purpose similar to that of the Partnership.  The fact that a General Partner or any affiliate may encounter and take advantage of opportunities to do any of the foregoing themselves or on behalf of others in whom they may or may not have an interest shall not subject the General Partner or any affiliate to any liability to the Partnership or any of the Partners on account of any lost opportunity.  Neither the Partnership, any Partner, nor the holder of any interest in the Partnership shall have any right by virtue of this Partnership Agreement or the partnership relationship created hereby in or to such ventures or activities or to the income or profits derived therefrom, and the pursuit of such ventures, even if competitive with the business of the Partnership, shall not be deemed wrongful or improper.

8.5.          Tax Matters Partner.  Telesource International, Inc. shall be the Tax Matters Partner and as such shall have all powers and authorities granted tax matters partners under the applicable provisions of the Internal Revenue Code and any regulations promulgated thereunder.  The Tax Matters Partner may be removed and appointed by the General Partner(s).  All costs and expenses incurred by the Tax Matters Partner in connection with an audit of a Partnership income tax return shall be borne by the Partnership.

8.6.          Liability of General Partner(s).  A General Partner shall not be responsible or accountable in damages or otherwise to the Partnership, to any Limited Partner, or to the holder of any interest in the Partnership for any action taken or the failure to act on behalf of the Partnership or any of its Partners within the scope of the authority conferred on such General Partner by this Partnership Agreement or by law, including the authority conferred upon the Tax Matters Partner, unless such action or omission was performed or omitted fraudulently or in bad faith or constitutes wanton or willful misconduct or gross negligence.  Nor shall the General Partner(s) be liable for any loss or damage to Partnership property caused by strikes, labor troubles, riots, fires, tornadoes, floods, acts of a public enemy, insurrections, acts of God, failure to carry out the provisions hereof due to provisions of law or rules or regulations promulgated by any governmental agency or any demand or requisition of any government, or from any other cause beyond the control of the General Partner.

8.7.          Indemnification of General Partner(s).  Each General Partner shall each be indemnified by the Partnership, but solely out of the assets of the Partnership and not from the assets of the Limited Partners, and only under the following circumstances and in the manner and to the extent indicated:

8.7.1.       In any threatened, pending or completed action, suit or proceeding to which the General Partner(s) was or is a party or is threatened to be made a party by reason of the fact that he is or was a General Partner or Tax Matters Partner of the Partnership (other than an action by or in behalf of the Partnership), involving an alleged cause of action for damages arising from any activities of the Partnership, including the operation of the Partnership or other activities relative to management and disposition of the properties or income from such properties or acts and decisions of the Tax Matters Partner, the Partnership shall indemnify the General Partner(s) against expenses, including attorneys’ fees, judgments and amounts paid in settlement actually and reasonably incurred by the General Partner(s) in connection with such action, suit or proceeding if the General Partner(s) acted in good faith and in a manner the General Partner(s) reasonably believed to be in or not opposed to the best interests of the Partnership; and provided, that the conduct of the General Partner(s) does not constitute gross negligence, willful or wanton misconduct, or a breach of the fiduciary obligations of the General Partner(s) to the Limited Partners.  The termination of any action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that the General Partner(s) did not act in good faith and in a manner which the General Partner(s) reasonably believed to be in or not opposed to the best interests of the Partnership.

8.7.2.       In any threatened, pending or completed action or suit by or in behalf of the Partnership, to which a General Partner(s) was or is a party or is threatened to be made a party, involving an alleged cause of action by a Limited Partner, Limited Partners, or any holder or holders of interests in the Partnership for damages arising from the activities of the General Partner(s) in the performance of the General Partner’s management of the internal affairs of the Partnership as prescribed by this Partnership Agreement or by law, or both, or arising from activities as the Tax Matters Partner in connection with the performance of duties as the Tax Matters Partner; the Partnership shall indemnify the General Partner(s) against expenses, including attorneys’ fees, actually and reasonably incurred by the General Partner(s) in connection with the defense or settlement of such action or suit if the General Partner(s) acted in good faith and in a manner reasonably believed by such General Partner(s) to be in or not opposed to the best interests of the Partnership as specified in this subsection, except that no indemnification shall be made in respect of any claim, issue or matter as to which the General Partner(s) shall have been adjudged to be liable for gross negligence, misconduct, or breach of fiduciary obligation in the performance of the General Partner(s)’s duty to the Partnership as specified in this subsection, unless and only to the extent that the court in which such action or suit was brought shall determine upon application, that, despite the adjudication of liability but in view of all circumstances of the case, the General Partner(s) is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

8.7.3.       To the extent that a General Partner(s) has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the Partnership shall indemnify the General Partner(s) against the expenses, including attorneys’ fees, actually and reasonably incurred by the General Partner(s) in connection therewith.

8.7.4.       Officers and directors of a General Partner (if the General Partner is a corporation), partners of a General Partner (if the General Partner is a partnership), and employees and agents of a General Partner, shall be indemnified upon the same terms and conditions, and under the same standards and procedures, as are set forth in this section.

8.7.5.       Any indemnification pursuant to this section shall not be deemed exclusive of any other rights to which those indemnified shall be entitled by applicable law, and shall inure to the benefit of the successors, heirs, executors, guardians and personal and legal representatives of those indemnified.

8.8.          Election to Adjust Basis.  The General Partner(s), in its discretion, may make or revoke the election referred to in IRC Section 754 of the Internal Revenue Code of 1986 permitting adjustments to basis as provided in IRC Sections 734 and 743.

ARTICLE 9
STATUS OF LIMITED PARTNERS

9.1.          No Participation in Management of Partnership.  The Limited Partners, as such, shall take no part in, or interfere in any manner with the conduct or control of the Partnership’s business and shall have no right or authority to act for or bind the Partnership, said powers being vested solely and exclusively in the General Partner(s).  Notwithstanding anything in this Partnership Agreement to the contrary, the Limited Partners shall not have any right or power to take any action which would be deemed to give them control of the Partnership such that their limited liability would be removed.  A Limited Partner may not withdraw as a limited partner prior to the dissolution of the Partnership without the consent of the General Partner(s) and Limited Partners holding a two-thirds (2/3’s) majority in interest and shall have no right of distribution upon withdrawal under Section 17-604 of the Act.

9.2.          Liability of Limited Partners.  The Limited Partners, as such, shall not be personally liable to the Partnership, to any of the Partners, to the holders of any interests in the Partnership, or the creditors of the Partnership for the expense, liabilities or obligations of the Partnership beyond the amount of their respective interest in the Partnership.

ARTICLE 10
TRANSFER OF PARTNERSHIP INTERESTS

10.1.        Restriction on Transfer.  A Partner’s interest in the Partnership may only be transferred, assigned, bequeathed, pledged or hypothecated, voluntarily or involuntarily, in accordance with this Agreement.  Any such transfer, assignment or pledge not in accordance herewith shall be null and void.

10.2.        Permitted Transfers.

10.2.1      Subject to the conditions and restrictions set forth in Section 10.2.2, a Partner may at any time transfer all or any portion of its partnership interest to (a) to any member of the transferor’s family, or to a custodian, trustee, family limited partnership or other fiduciary for the account of such Partner or member of his family or to trusts for the benefit of the family of such Partner, as the case may be; provided, that in each case such transfer is made pursuant to a bona fide estate planning transaction, (b) any affiliate of a Partner (including of the transferor), or (c) the transferor’s executor, administrator, trustee, or personal representative to whom such partnership interest are transferred at death or involuntarily by operation of law.  For purposes of this Article 10, a Partner’s “family” shall include only such Partner’s spouse, natural or adoptive lineal ancestors or descendants, brothers or sisters.  For purposes of the Article 10, an “affiliate” means, in respect of a Partner, any other Person, directly or indirectly, controlling, controlled by or under common control with that Person.

10.2.2      A transfer shall not be treated as a Permitted Transfer under Section 10.2.1 unless and until the following conditions are satisfied:

10.2.2.1   Except in the case of a transfer of a partnership interest at death or involuntarily by operation of law, the transferor and transferee shall execute and deliver to the Partnership such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Partnership to effect such transfer and to confirm the agreement of the transferee to be bound by the provisions of this Article 10.  In the case of a transfer of a partnership interest at death or involuntarily by operation of law, the transfer shall be confirmed by presentation to the Partnership of legal evidence of such transfer, in form and substance satisfactory to counsel to the Partnership.  In all cases, the Partnership shall be reimbursed by the transferor or transferee for all costs and expenses that it reasonably incurs in connection with such transfer.

10.2.2.2   The transferor and transferee shall furnish the Partnership with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the partnership interest transferred, and any other information reasonably necessary to permit the Partnership to file all required federal and state tax returns and other legally required information statements or returns.  Without limiting the generality of the foregoing, the Partnership shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred partnership interest until it has received such information.

10.3.        Assignment and Substitution of Limited Partners.  An assignee who is a Permitted Transferee of a Limited Partner’s interest in the Partnership may become a substituted Limited Partner with the prior written consent of the General Partner(s), which consent may be given or withheld in the General Partner’s discretion; provided, that the General Partner(s) may consent to such substitution only if (i) the assignee (or the assignee’s parent or guardian, if a minor) agrees in writing in form and substance satisfactory to the General Partner(s) to become a Limited Partner and to be bound by the terms of this Partnership Agreement and (ii) the transaction does not violate or cause the General Partner(s) or Partnership to violate any applicable law.  An assignee who is not approved as a Partner pursuant to this Section 10.3, may not become a Partner, but shall only hold an economic interest in the profits, losses and distributions of that Partnership interest as provided in Section 17-702(a)(3) of the Act (an “Economic Interest”).

10.4.        Transfer of Interest of General Partner(s).  The assignee of any General Partnership interest in the Partnership shall only be admitted as a Partner pursuant to Section 10.3 hereof.  Such assignees, if admitted as a Partner, shall only be admitted as a General Partner pursuant to Article  11 hereof.  The transfer by a General Partner of all of its interest in the Partnership shall be deemed the resignation of such General Partner, and may not result in the transfer of any of the rights and powers of a General Partner in the management and operation of the Partnership.

10.5.        Acquisition of an Interest Conveyed to Other Persons.  The Partnership shall have a continuing unilateral option to acquire all or any part of those Economic Interests or

Partnership interests in the Partnership that (i) have been assigned or beneficially transferred to a person who is not a Permitted Transferee, (ii) are held by any Partner who is Bankrupt, as defined in this Agreement, or (iii) is otherwise subject to a creditors “charging order,” upon the following terms and conditions:

10.5.1.     The Partnership will have the option to acquire the interest by giving written notice to the transferee or assignee that it intends to purchase the interest within ninety (90) days from the date it is finally determined that the Partnership is required to recognize the transfer or assignment.

10.5.2.     The valuation date for determining the purchase price of the interest will be the first day of the month following the month in which notice is delivered.

10.5.3.     Unless the Partnership and the transferee or assignee agree otherwise, the purchase price for the interest, or any fraction to be acquired by the Partnership, will be its fair market value as determined by an appraiser appointed by the Partnership, taking into account all appropriate discounts for illiquidity and lack of control, if applicable.

10.5.4.     The sale’s closing will occur at such time and place as the Partnership shall determine.

10.5.5.     In order to reduce the burden upon the resources of the Partnership, the Partnership will have the option to pay its purchase money obligation by the execution and delivery of a promissory note.  The promissory note will be unsecured and will be for a period of 15 years.  The Company will pay (a) interest, at least annually, which will accrue at the minimum Applicable Federal Rate determined under IRC Section 1274; and (2) the principal upon maturity.  The Company may prepay all or any part of the purchase money obligation at any time without penalty.

10.5.6.     With the written consent of those Limited Partners holding a majority in interest and not in number of the limited partnership interests then outstanding, other than the Partner whose interest is to be acquired, the General Partner(s) may assign the Partnership’s option to purchase to one or more of the remaining Partners.  When done so, any rights or obligations imposed upon the Partnership will instead become, by substitution, the rights and obligations of the Partners who are assigned the option.

ARTICLE 11
SUBSTITUTION OF GENERAL PARTNER

11.1.        Additional General Partner.  The General Partner(s) may appoint another General Partner who is a Limited Partner or entity controlled by Partners. In the same manner an existing or new General Partner may be appointed Managing General Partner by all the General Partners, which Managing General Partner shall have exclusive control and management among the General Partners of the Partnership Property.

Upon the Withdrawal of a General Partner, the remaining General Partner(s) shall continue as the General Partner(s) of the Partnership.  The interest of a terminated General Partner shall be converted to a Limited Partner interest, subject to Article 10 hereof.

Upon the appointment of a new additional General Partner, some or all of such Partner’s limited partnership interest shall be converted into his or her General Partnership interest, as determined by the General Partner(s).  In the event that a corporation or other entity other than an individual Limited Partner who is not already a Partner is appointed as a General Partner, such entity shall be assigned all or part of the partnership interest of those Partners nominating it, and that partnership interest shall then be converted into such entity’s General Partnership interest in the Partnership.

11.2.        Withdrawal of General Partner.  For the purposes of this Partnership Agreement, the “Withdrawal” of a General Partner shall mean the voluntary withdrawal of General Partner, such General Partner’s death, incapacity, or Bankruptcy, or any other event which causes a person to cease to be a general partner under Section 17-402 of the Act.

11.3.        Removal of a General Partner.  Limited Partners shall not have the right to remove a General Partner.

11.4.        No Voluntary Withdrawal of General Partner(s).  The General Partner(s) hereby covenant and agree not to voluntarily withdraw as General Partner without the consent of the other General Partner(s), or in the absence of another General Partner, the consent of two-thirds in interest of the Limited Partners.

11.5.        Continuation of Business of Partnership.  In the event of the Withdrawal of any General Partner, the business of the Partnership shall continue if there is another General Partner or if the Limited Partners holding a majority interest elect to continue the Partnership and appoint a successor General Partner within 90 days of such Withdrawal.

11.6.        Incapacity of General Partner.  An individual General Partner shall be deemed incompetent or incapacitated hereunder (i) if adjudicated as legally incompetent or insane or (ii) if a licensed physician (such Partner’s attending physician, if any) and all the remaining General Partner(s) (or if none, a majority in interest of the other Limited Partners) determine that such Partner is unable to give prompt and intelligent consideration to the financial affairs of the Partnership due to illness or mental or physical disability.

11.7.        Liability of Former General Partner.  In the event of the death, Withdrawal of a General Partner, it (a) shall be and remain liable for all obligations and liabilities incurred by it as General Partner during the period it was a General Partner; and (b) shall be free of any obligation or liability incurred on account of the activities of the Partnership from and after the time as of which it ceased to be a General Partner of the Partnership.

ARTICLE 12
DISSOLUTION AND LIQUIDATION OF PARTNERSHIP

12.1.        Dissolution of the Partnership.  The Partnership shall be dissolved upon the happening of any of the following events:

12.1.1.     The Withdrawal from the Partnership of all General Partners, unless a new General Partner is appointed pursuant to Section 11.5;

12.1.2.     The written consent of all of the General Partners, together with those Limited Partners holding a two-thirds (2/3’s) majority interest, not in number, of the outstanding Limited Partnership interests then outstanding;

12.1.3.     Any event which makes it unlawful for the Partnership business to be continued;

12.2.        Winding Up of Affairs.  In the event of the dissolution and liquidation of the Partnership for any reason, the General Partner(s) (or in the event of the Withdrawal from the Partnership of the last remaining General Partner, a liquidator or liquidating committee selected by Limited Partners holding a majority in interest and not in number of the limited partnership interests then outstanding) shall commence to wind up the affairs of the Partnership and to liquidate its investments.  If Partnership assets are to be distributed to the Partners in kind, then the profit or loss that would have resulted from a sale of such assets at their fair market value shall be calculated and allocated among the Partners’ Capital Accounts in the manner provided in Article 5.

12.3.        Accounting.  In the case of the dissolution and termination of the Partnership, a proper accounting shall be made of the capital accounts of the Partners and of each item of income, gain, loss, deduction and credit of the Partnership from the date of the last previous accounting to the date of dissolution.

12.4.        Final Distribution of Partnership Property.  Following the allocation of all items of income, gain, loss, deduction and credit (including profit and loss attributable to the deemed sale of assets arising during the period of liquidation), the General Partner(s) shall distribute the remaining Partnership properties, together with the proceeds of any sales of same, as follows:

12.4.1.     First, all Partnership debts and liabilities to persons other than Partners shall be paid and discharged;

12.4.2.     Second, to the setting up of any reserve which the General Partner(s) (or liquidator or liquidating committee) in its discretion may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership arising out of or in connection with the Partnership.  Such funds shall be placed in escrow by the General Partner(s) (or liquidator or liquidation committee) for the purposes of disbursing such funds in payment of any of the contingencies, liabilities, or obligations, and, at the expiration of such period as the General Partner(s) (or liquidator or liquidating committee) in its discretion shall deem advisable, the balance thereafter remaining shall be distributed in the manner provided in the following subsections hereof;

12.4.3.     Third, to the repayment of any loans or advances that may have been made by any of the Partners to the Partnership; and

12.4.4.     Fourth, any remaining assets shall be distributed among those Partners in the following order and priority:

(a)           First, to the Limited Partners (in the proportion that each Limited Partner’s share of Unreturned Capital, as defined below, bears to the aggregate amount of Unreturned Capital with respect to all Limited Partners outstanding immediately prior to such distribution) until the aggregate amount of Unreturned Capital with respect to all Limited Partners has been reduced to zero;

(b)           Second, to the General Partner until the aggregate amount of Unreturned Capital with respect to the General Partner has been reduced to zero;

(c)           Third, to the Limited Partners (in the proportion that each Limited Partner’s share of Unpaid Preferred Yield bears to the aggregate Unpaid Preferred Yield with respect to all Limited Partners immediately prior to such Distribution) until the aggregate Unpaid Preferred Yield with respect to all Limited Partners has been reduced to zero; and

(d)           Fourth, 99% to the General Partner and 1% to the Limited Partners (in proportion to the number of Limited Partners at the time of such distribution).

For this Section 12.4.4., the following definitions apply:

“Preferred Yield” means, with respect to each Limited Partner’s interest, the amount accruing on such interest on a daily basis, at 6.5% per annum, compounded on the last day of each calendar quarter, on (a) the Unreturned Capital of such Limited Partner’s interest plus (b) the Unpaid Preferred Yield thereon at the close of the preceding quarter.

“Unreturned Capital” means, with respect to a Partner, the excess, if any, of any capital contribution made over all Distributions made by the Partnership to with respect to such Partner pursuant to Section 12.4.4(a) (in the case of Limited Partners) or Section 12.4.4(b) (in the case of General Partners).

“Unpaid Preferred Yield” of any Limited Partner means, as of any date of determination, an amount equal to the excess, if any, of (a) the aggregate Preferred Yield accrued on such Limited Partner’s interest for all periods and partial periods prior to such date, over (b) the aggregate amount of prior distributions made by the Partnership with respect to such Limited Partner’s interest pursuant to Section 12.4.4(c).

12.5.        Sales Upon Liquidation and Distributions in Kind.  In connection with the termination and liquidation of the Partnership, the General Partner(s) (or liquidator or liquidating committee) may, but shall not be required to, sell all or any portion of the Partnership Property.  The Partners, including the General Partner(s), shall receive their respective shares of the Partnership Properties in cash or in kind, or both, and the portion of such shares that is received in cash may vary from Partner to Partner, as the General Partner(s) (or liquidator or liquidating committee) may determine.  Any property distributed in kind upon liquidation of the Partnership shall be valued as though the property were sold for its fair market value and the cash proceeds distributed.

12.6.        No Recourse Against General Partner(s).  A Limited Partner shall look solely to the assets of the Partnership for the return of his investment, and if the Partnership Property remaining after the payment or discharge of the debts and liabilities of the Partnership is insufficient to return such investment, he shall have no recourse against any General Partner, any affiliate of any of the General Partner, or any other Limited Partner.

12.7.        Purchase by the Partner.  A Partner or any affiliate of a Partner may, if he so desires, purchase an item of Partnership Property upon liquidation provided the purchase price is equal to the fair market value thereof.

12.8.        Certificate of Cancellation.  Upon the completion of the liquidation of the Partnership and the distribution of all Partnership Property, the Partnership shall terminate and the General Partner shall have the authority to execute and record one or more Certificates of Cancellation of the Partnership as well as any and all other documents required to effectuate the dissolution and termination of the Partnership.

ARTICLE 13
POWER OF ATTORNEY

13.1.        Power of Attorney.  Each Limited Partner, by his execution hereof, does irrevocably constitute and appoint the General Partner(s), and each person that becomes a successor General Partner(s) pursuant to the provisions of this Partnership Agreement, with full power of substitution, as such Limited Partner’s true and lawful attorney-in-fact, in his name, place and stead to make, execute, sign, acknowledge, certify, deliver, file and record on his behalf and on behalf of the Partnership, the following:

13.1.1.     All Certificates of Limited Partnership, including a short form version of this Certificate of Limited Partnership, Certificates of Doing Business under an

Assumed Name, and any other certificates or instruments which may be required to be filed by the Partnership or the Partners under the laws of the State of Delaware, Illinois, or any other jurisdiction;

13.1.2.     One or more Certificates of Cancellation of the Partnership and such other instruments or documents as may be deemed necessary or desirable by the General Partners upon termination of the Partnership business;

13.1.3.     Any and all amendments of the instruments described in subsections (a) and (b) above, provided such amendments are either required by law or are consistent with this Partnership Agreement or have been authorized by the particular Limited Partner(s) (an Amendment to the Certificate of Limited Partnership to reflect the substitution of a Limited Partner pursuant to this Partnership Agreement being hereby authorized);

13.1.4.     Any and all other instruments as may be deemed necessary or desirable by the General Partners to carry out fully the provisions of this Partnership Agreement in accordance with its terms.

13.2.        Grant of Authority Irrevocable.  The foregoing grant of authority (a) is a special power of attorney coupled with an interest, is irrevocable and shall survive the death or incapacity of the Limited Partner who is a natural person or, in the case of a Limited Partner that is not a natural person, the merger, dissolution or other termination of its existence of the Limited Partner, (b) may be exercised by a General Partner on behalf of each Limited Partner, by a facsimile signature or by listing all of the Limited Partners executing any instrument with a single signature as attorney-in-fact for all of them, and (c) shall survive the assignment by the Limited Partner of the whole or any portion of his interest in the Partnership.

ARTICLE 14
AMENDMENT OF PARTNERSHIP AGREEMENT

14.1.        Amendment by General Partners.  The General Partner(s) is authorized to amend this Partnership Agreement without the prior approval of the Limited Partners if required to satisfy or comply with requirements, conditions or guidelines contained in any opinion, directive, order, ruling, or regulation of any Federal or state agency or in any Federal or state statute, compliance with which the General Partner(s) deems to be in the best interests of the Partnership or for any other purpose the General Partner(s) deems to be in the best interests of the Partnership; provided, however, no such amendment shall change the Partnership to a General Partnership, materially affect the potential liabilities of the Limited Partners, materially change the allocation of profits and losses between the Partners or otherwise materially adversely affect the rights or status of the Limited Partners.

14.2.        Amendment by Partners.  All of the General Partners, together with those Limited Partners holding a two-thirds (2/3’s) majority in interest, not in number, of the outstanding Limited Partnership interests then outstanding, shall have the right to amend this

Partnership Agreement; provided, however, if the consent of a greater number of Partners is required under applicable laws, then by the consent of such greater number of Partners as may be so required.

ARTICLE 15
ARBITRATION

Any controversy or claim by or among the Partners arising out of or relating to this Partnership Agreement, or the management and administration of Partnership Property, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof; provided, however, any party hereto may seek injunctive relief to enjoin and restrain the alleged breach of any covenant under this Agreement before any court having jurisdiction thereof.  In no event shall a demand for arbitration be made after the date when the institution of legal proceedings would be barred by the applicable statute of limitations.  The location of any arbitration proceeding shall be Chicago, Illinois, unless otherwise agreed by the parties.

ARTICLE 16
MISCELLANEOUS PROVISIONS

16.1.        Bankruptcy of Partner.  For the purposes of this Partnership Agreement, the “bankruptcy” of a Partner shall be deemed to have occurred upon the happening of any of the following:  (a) the filing by the Partner of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing his inability to pay his debts as they come due, (b) the making by the Partner of a general assignment for the benefit of creditors, (c) the filing by the Partner of an answer admitting the material allegations of, or his consenting to, or defaulting in answering, a bankruptcy petition filed against him in any bankruptcy proceeding, (d) the entry of an order, judgment, decree by any court of competent jurisdiction adjudicating the Partner a bankrupt or appointing a trustee of his assets, or (e) any levy of execution being made upon the interest of the Partner in the Partnership.

16.2.        Entire Agreement.  This Partnership Agreement embodies the entire understanding and agreement between the Partners concerning the Partnership and their relationship as Partners, and supersedes any and all prior negotiations, understandings or agreements in regard thereto.

16.3.        Notices.  All notices and demands required or permitted under this Partnership Agreement shall be in writing and may be delivered personally to the Person to whom it is authorized to be given, or sent by registered, certified or first class mail, postage prepaid, to the address as shown from time to time on the records of the Partnership.  Any notice or demand mailed as aforesaid shall be deemed to have been given on the date that such notice or demand is deposited in the mails.  Any Limited Partner, or other holder of an interest in the Partnership may specify a different address, which change shall become effective upon receipt of such notice by a General Partners.

16.4.        Severability.  If any provision of this Partnership Agreement or the application of such provision to any Person or circumstance shall be held invalid, the remainder of this Partnership Agreement, or the application of such provision to persons or circumstances, other than those as to which it is held invalid, shall not be affected thereby.

16.5.        Parties Bound.  This Partnership Agreement shall be binding upon the parties hereto, their successors, heirs, devisees, assigns, legal representatives, executors and administrators.

16.6.        Applicable Law.  This Partnership Agreement shall be governed by the internal laws of the State of Illinois without regard to its conflict of laws principals.

16.7.        Partition.  Each party hereto irrevocably waives during the term of the Partnership any right that he may have to maintain any action for partition with respect to Partnership Properties.

16.8.        Headings.  The headings in this Partnership Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Partnership Agreement or any provision hereof.

16.9.        Counterparts.  This Partnership Agreement may be executed simultaneously in multiple counterparts with separate signature pages, each such counterpart shall be considered an original, but all of which together shall constitute one and the same instrument.

The parties have caused this Agreement of Limited Partnership to be executed this         day of December, 2006.

GENERAL PARTNER:

Telesource International, Inc.

By: Nidal Zayed
Its: President

LIMITED PARTNER:

Sayed Hamid Behbehani & Sons, Co.

By:
Its:

EXHIBIT A

Partner	Value of Initial Capital Contribution
Telesource International, Inc.	$1,145,000.00 USD

Sayed Hamid Behbehani & Sons Co.	$1,100,000.00 USD